UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

November 1, 2023

Dear AIM Stockholders:

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2023 Annual Meeting of Stockholders of the Company scheduled to be held at 11:00 a.m. Eastern Time, in virtual format, via live webcast, on December 1, 2023, and at any adjournments, postponements or continuation thereof (the “Annual Meeting”).

This solicitation is being conducted by Ted D. Kellner, the nominating stockholder and a nominee, Todd Deutsch, another stockholder of the Company and a nominee, and Robert L. Chioini, a nominee (the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”). As of the date hereof, Mr. Kellner is the beneficial owner of 1,443,000 shares of Common Stock (1,000 of which shares he is the record owner of) and Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,159,100 shares of Common Stock, or approximately 6.5% of outstanding shares based on 48,797,564 shares of outstanding shares as of October 2, 2023, the record date the Company has established for the Annual Meeting (the “Record Date”). Mr. Kellner and Mr. Deutsch have each been investors in the Company for over two years.

For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary to ensure that the Company is overseen in a manner consistent with its stockholders’ best interests. AIM has experienced what we consider to be massive declines in its stock price, irresponsible financial management and investor relations, inadequate clinical and commercial progress and significant net losses under the watch of the incumbent Board. Despite this, the AIM Board members have awarded themselves what we consider to be excessive executive and director compensation and avoided any independent oversight or effective corporate governance structure while alienating stockholders. We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused clinical and commercialization drug program and that can serve as a respected steward of investor capital.

Mr. Kellner is an accomplished executive and investor, successfully founding and operating an asset management firm until his retirement that currently has approximately $13.9 billion of assets under advisement. Mr. Deutsch has significant experience in financial markets and analysis from his decades long career in trading and investment, and currently serves on the board of directors and compensation committee of a publicly traded financial holding company. Mr. Chioini has an extensive life science background and, as founder and a chief executive officer of a publicly traded pharmaceutical drug and medical device company for over 20 years, has experience in operations, finance, successful clinical drug development, licensing, commercial sales, strategic planning, regulatory matters and public company governance. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through the attached Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect each of Mr. Kellner, Mr. Deutsch and Mr. Chioini at the upcoming Annual Meeting. We ask that you cast your votes only FOR each of Mr. Kellner, Mr. Deutsch and Mr. Chioini on the GOLD proxy card – and disregard the WHITE proxy card provided by AIM.

Under rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”), the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the

“Incumbent Nominees”). We ask that you only cast your votes FOR each of Mr. Kellner, Mr. Deutsch and Mr. Chioini and not mark any box for any of the Incumbent Nominees. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications and other information concerning the Incumbent Nominees. There is no assurance that any of the Incumbent Nominees will serve as directors if all or some of our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today.

If you have already voted for the Incumbent Nominees, we urge you to change your vote by signing, dating, and returning a later dated GOLD proxy or by voting electronically for Mr. Kellner, Mr. Deutsch and Mr. Chioini at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Okapi Partners, which is assisting us, at its address and toll-free number listed below.

Thank you for your support.

Ted D. Kellner
Todd Deutsch
Robert L. Chioini

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2623

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

2023 ANNUAL MEETING OF STOCKHOLDERS

OF

AIM IMMUNOTECH INC.

PROXY STATEMENT

OF

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2023 Annual Meeting of Stockholders of the Company scheduled to be held at 11:00 a.m., Eastern Time, in a virtual format, via live webcast, on December 1, 2023, and at any adjournments, postponements or continuation thereof (the “Annual Meeting”).

This solicitation is being conducted by Ted D. Kellner, the nominating stockholder and a nominee, Todd Deutsch, another stockholder of the Company and a nominee, and Robert L. Chioini, a nominee (the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”). As of the date hereof, Mr. Kellner is the beneficial owner of 1,443,000 shares of Common Stock (1,000 of which shares he is the record owner of) and Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,159,100 shares of Common Stock, or approximately 6.5% of outstanding shares based on 48,797,564 shares of outstanding shares as of October 2, 2023, the record date the Company has established for the Annual Meeting (the “Record Date”). Mr. Kellner and Mr. Deutsch have each been investors in the Company for over two years.

We are seeking to elect ourselves, Ted D. Kellner, Todd Deutsch and Robert L. Chioini, to the Company’s Board of Directors (the “Board”) because we believe that significant change to the composition of the Board is needed to ensure that the interests of the stockholders are appropriately represented in the boardroom. Mr. Kellner, Mr. Deutsch and Mr. Chioini have strong, relevant backgrounds and are committed to fully unlocking and maximizing stockholder value. We are seeking your support at the Annual Meeting for the following purposes:

1.

To elect each of Mr. Kellner, Mr. Deutsch and Mr. Chioini to hold office until the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify the selection of BDO USA, P.A. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To vote against the proposal to approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of executive compensation votes; and

5.	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about November 1, 2023.

According to the Company’s proxy statement, only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. According to the Company’s proxy statement, you will be able to attend the

Annual Meeting in a virtual format. You will not be able to attend the Annual Meeting in person. To participate, vote or submit questions during the Annual Meeting via a live webcast, you must pre-register at www.cesonlineservices.com/aim23_vm by 11:00 a.m., Eastern Time on November 30, 2023. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting. Stockholders may log into the meeting platform beginning at 10:30 a.m., Eastern Time, on December 1, 2023. Please see the “Virtual Meeting” section of this Proxy Statement for additional information.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect each of Mr. Kellner, Mr. Deutsch and Mr. Chioini. We ask that you cast your votes only FOR of Mr. Kellner, Mr. Deutsch and Mr. Chioini on the GOLD proxy card and disregard the WHITE proxy card provided by AIM. Under rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the “Incumbent Nominees”). We ask that you only cast your votes FOR Mr. Kellner, Mr. Deutsch and Mr. Chioini. See the “Voting and Proxy Procedures” section of this Proxy Statement for additional information. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, the Kellner Group Nominees will constitute a majority on the Board and will potentially be able to implement any actions that they may believe are necessary to unlock stockholder value.

Mr. Kellner and Mr. Deutsch intend to vote all of the shares of Common Stock they own “FOR” the Kellner Group Nominees only, “FOR” the ratification of the independent registered public accounting firm for the 2023 fiscal year, “AGAINST” the advisory vote approving executive compensation as described herein and for an advisory vote on approving executive compensation every “ONE” year. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed GOLD proxy card will be voted at the Annual Meeting as marked.

According to the Company’s proxy statement, on the Record Date, there were 48,797,564 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. The mailing address of the principal executive offices of the Company is 2117 SW Highway 484, Ocala, Florida 34473.

THIS SOLICITATION IS BEING MADE BY THE KELLNER GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH WE ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF EACH OF MR. KELLNER, MR. DEUTSCH AND MR. CHIOINI.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting – This Proxy Statement and our GOLD proxy card are available at:

https://www.okapivote.com/AIM

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of Mr. Kellner, Mr. Deutsch and Mr. Chioini.

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If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Kellner Group, c/o Okapi Partners in the enclosed postage-paid envelope today.

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If your shares of Common Stock are held in a brokerage account, bank or other intermediary, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other intermediary. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on non-routine matters on your behalf without your instructions.

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Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

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You may vote your shares at the virtual Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a beneficial owner, you may vote the shares at the virtual Annual Meeting only if you obtain a legal proxy from the broker or bank giving you the right to vote the shares.

IMPORTANT: Only your latest dated proxy card will count, so we urge you to disregard and not return any WHITE proxy card you receive from the Company and return only the GOLD proxy card. NOTE: Even if you return the management WHITE proxy card marked “WITHHOLD” just as a protest against the Incumbent Nominees, it will revoke any GOLD proxy card you may have previously sent to us so we urge you to disregard and not to return any WHITE proxy card you receive from the Company. It is possible you may receive a second WHITE proxy card from the Company that includes the names of the Kellner Group Nominees because the Company did not comply with the SEC’s universal proxy rule in its initial mailing. Even if the Kellner Group Nominees are included on the WHITE proxy card, we urge you to disregard and not to return any WHITE proxy card – return only the GOLD proxy card or voting form with your votes marked only FOR each of Mr. Kellner, Mr. Deutsch and Mr. Chioini.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2623

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

BACKGROUND TO THE SOLICITATION

The following explains the background of material events leading up to this proxy solicitation.

In the Company’s proxy statement, AIM uses the discovery conducted in prior litigation in an effort to paint a picture of a vast conspiracy against its interests involving the Kellner Group. However, cherry-picked quotations and out-of-context references to scribbled informal notes do not make this a reality, and there is no such conspiracy and never was. Mr. Kellner and Mr. Deutsch are each long-term stockholders and collectively own 6.5% of outstanding AIM stock – making them the largest stockholder or group of stockholders in the Company. They have collectively invested over $7 million in AIM stock and have each suffered a significant loss in value of their AIM investments under the watch of the incumbent Board. They have no motivation other than to improve AIM’s fortunes for themselves and other stockholders, and we do not believe there is any basis to suggest otherwise.

Mr. Kellner and Mr. Deutsch’s Involvement with AIM Prior to Meeting Mr. Chioini:

•

Mr. Kellner and Mr. Deutsch have had a strong business and personal relationship for the past 25-plus years. They generally share a common approach in seeking companies that are mispriced by the market and over the years have occasionally shared ideas on the market and specific companies. While each is a sophisticated and experienced investor and each operates independently in making investment decisions, through their long standing relationship and sharing of information and ideas, they have invested in the same companies on numerous occasions. In and around early 2021, Mr. Deutsch, who had started investing in the Company in 2020, shared his views with Mr. Kellner on the significant potential of AIM’s lead drug candidate, Ampligen. Thereafter, Mr. Kellner invested in the Company and they have continued to communicate from time to time with respect to their investments in the Company and various other matters.

•

Each acquired their shares of Common Stock in the ordinary course of their respective personal and family investing activities. Both Mr. Kellner and Mr. Deutsch have been passive investors in connection with their past investing activities and have never intended to interfere with any company’s operations. However, as investors in the Company over the past couple of years, they have witnessed a significant decline in the price of the Common Stock and what they consider to be poor financial and operational performance, inadequate clinical and commercial progress, excessive executive and director compensation, a lack of effective corporate governance and a disregard of the views of the Company’s stockholders.

•

At various times since their respective investments in AIM, Mr. Deutsch and, to a lesser extent, Mr. Kellner have communicated with, or attempted to communicate with, AIM and its representatives in their capacities as concerned stockholders.

•

In and around April 2022 and in the weeks following, Mr. Kellner and Mr. Deutsch became generally aware of efforts by Franz Tudor, believed to be an AIM stockholder that they know as discussed below, and Walter Lautz, believed to be an AIM stockholder that they do not know, to nominate Mr. Chioini and another individual for election to the Company’s board of directors. This nomination effort is discussed below. Neither Mr. Kellner nor Mr. Deutsch participated in this effort. Mr. Deutsch has a relationship with Mr. Tudor dating back to when they worked for the same hedge fund in the early 2000s. They have remained in contact over the years and discussed various investment and business matters and, since around October 2022, Mr. Tudor has provided part-time back-office support services to Mr. Deutsch in connection with his trading activities. Mr. Deutsch considers Mr. Tudor a knowledgeable research analyst with expertise in the life sciences and has from time to time discussed particular investments with him, including AIM. Mr. Deutsch introduced Mr. Kellner to Mr. Tudor and Mr. Kellner has also communicated with Mr. Tudor from time to time for similar purposes.

•

On June 16, 2022, AIM’s counsel sent a letter to Mr. Kellner and Mr. Deutsch accusing them of being part of an undisclosed “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with Mr. Tudor, threatening legal action and demanding that neither contact the Company or its investor relations representatives. Other than a claim that Mr. Deutsch owned more than 5% of the outstanding shares, which is not true and has never been true, no “agree[ment] to act together for the purpose of acquiring, holding, voting or disposing” AIM shares between Mr. Kellner and Mr. Deutsch was articulated in the letter. Mr. Kellner responded by personally informing AIM’s counsel that the letter contained numerous inaccuracies, he did not own more than 5% of the outstanding shares and was not violating any SEC rules.

•

On July 15, 2022, AIM sued Mr. Kellner and Mr. Deutsch, along with Mr. Chioini and others, in Florida federal court (the “Florida Section 13(d) Action”), with what we consider baseless allegations that these individuals were acting as a group and seeking: (i) a declaration that the named defendants violated Section 13(d) of the Exchange Act; and (ii) an injunction to prevent the named defendants from future violations of the federal securities laws.

•

On July 18, 2022, in response to the nomination notice submitted by Jonathan Jorgl with respect to the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”) as described below, AIM issued the press release “AIM ImmunoTech Announces that Recently Received Director Nominations from Jorgl Activist Group are Invalid,” making what we consider materially false and misleading statements and claiming that, among other things, Mr. Kellner, Mr. Deutsch, Mr. Chioini and others were acting in concert and that the nominations were invalid as a result.

•

Despite being named as defendants in the Florida Section 13(d) Action and related AIM press releases, the fact is that Mr. Kellner and Mr. Deutsch had never met nor participated in the efforts of Mr. Chioini, Michael Rice and Mr. Jorgl (who referred to themselves as the “AIM Stockholder Full Value Committee” or “ASFV Committee” in connection with their nomination efforts at the 2022 Annual Meeting) or the other participants in the ASFV Committee’s solicitation. Mr. Kellner and Mr. Deutsch became aware of Mr. Chioini by name only and his efforts with ASFV Committee shortly after Mr. Jorgl submitted the nominations notice on July 8, 2022. Neither Mr. Kellner nor Mr. Deutsch met with Mr. Chioini until late 2022 as described below. Other than Mr. Chioini and briefly meeting Mr. Rice in July 2023 to consider him as a potential nominee for the Annual Meeting, neither knows any of the other participants in the ASFV Committee’s solicitation with respect to the 2022 Annual Meeting.

•

On October 11, 2022, the Florida Section 13(d) Action was dismissed in its entirety, without prejudice. The court ruled that AIM lacked standing to bring the claim based on long-standing binding precedent. Citing that precedent and the purpose of Section 13(d) in protecting investors and potential investors rather than the corporation and incumbent management, the court noted that “ ... outsiders who challenge incumbent management, help protect the small shareholders’ interest in monitoring—by possibly challenging—incumbent management.” Further, “[t]he threat of this sort of litigation might remove from the field a player whose self-interest is to monitor management.” AIM however has continued to pursue this action. AIM filed an amended complaint on November 9, 2022 against Mr. Kellner and Mr. Deutsch and others (Mr. Chioini was no longer a defendant), but that amended complaint was dismissed in its entirety as moot on July 10, 2023. AIM once again unsuccessfully attempted to revive the action after the nomination notice was submitted by Mr. Kellner as discussed below.

Mr. Chioini’s Prior Involvement with Nomination Efforts:

•

In April 2022, Mr. Lautz purported to nominate Mr. Chioini and another individual to the Company’s Board. Mr. Lautz, based on the recommendation of Mr. Tudor (who had a relationship with Mr. Chioini dating back to when he provided consulting services to Rockwell Medical, Inc. while Mr. Chioini was chief executive officer) and his involvement in that nomination effort, was introduced to

Mr. Chioini, and Mr. Chioini agreed to be nominated. These nominations were attempted to be made for inclusion in AIM’s proxy materials pursuant to Rule 14a-8 under the Exchange Act rather than in accordance with the advance notice provisions of AIM’s Restated and Amended Bylaws (the “Bylaws”). Because Rule 14a-8 provides a basis for exclusion in these circumstances, AIM excluded these nominations.

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After the nomination by Mr. Lautz was rejected by AIM, Mr. Chioini remained interested in AIM’s prospects under the right Board make-up and continued to consider running for election to the Board at the 2022 Annual Meeting. In or around May 2022, Mr. Chioini contacted Mr. Rice to gauge his interest in being nominated to the Board. Mr. Rice subsequently confirmed his interest.

•

In June 2022, Mr. Chioini contacted both Mr. Lautz and Mr. Tudor to see if either would consider nominating Mr. Chioini and Mr. Rice as director candidates at the 2022 Annual Meeting. Both Mr. Lautz and Mr. Tudor declined.

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Mr. Jorgl has a longstanding personal relationship with Mr. Rice. Based on his conversations with Mr. Rice in June 2022 regarding a possible Board nomination at the 2022 Annual Meeting, Mr. Jorgl informed Mr. Chioini and Mr. Rice that he would purchase AIM shares and nominate Mr. Chioini and Mr. Rice.

•	On July 8, 2022, Mr. Jorgl submitted notice to AIM of his intent to nominate both Mr. Chioini and Mr. Rice at the 2022 Annual Meeting.

•

On July 15, 2022, after receiving, but prior to responding to, Mr. Jorgl’s nomination notice, AIM initiated the Florida Section 13(d) Action as described above. Each of Mr. Jorgl, Mr. Chioini and Mr. Rice was named as a defendant, in addition to Mr. Kellner and Mr. Deutsch and others.

•

On July 18, 2022, still prior to responding to Mr. Jorgl’s nomination notice, AIM issued the press release “AIM ImmunoTech Announces that Recently Received Director Nominations from Jorgl Activist Group are Invalid” as described above.

•

On July 19, 2022, only after initiating the Florida Section 13(d) Action and after issuing the press release stating Jorgl’s nomination was invalid, AIM sent Mr. Jorgl a one-page letter that rejected his nominations.

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On July 27, 2022, the members of the ASFV Committee, together with River Rock Advisors LLC, a limited liability company of which Paul Tusa was the sole member (“River Rock”), entered into an agreement to formalize their relationship that had developed in the prior weeks (the “2022 Group Agreement”). Among other things, the 2022 Group Agreement initially provided that River Rock would bear expenses incurred in connection with the activities of the group, with the other parties contributing at their discretion. However, it was later determined that Michael Xirinachs, a business associate of both Mr. Tusa and Mr. Chioini who had been involved in discussions with Mr. Chioini about the nomination effort, paid certain expenses on behalf of River Rock through an entity he solely owned starting in mid-July. Thereafter, Mr. Xirinachs agreed to be jointly responsible for expenses with Mr. Chioini going forward. River Rock did not end up paying any expenses. As a result, on September 14, 2022, the 2022 Group Agreement was amended to make all participants in the ASFV’s Committee’s solicitation party thereto and reflect the revised expense payment agreement. As revised, (i) Mr. Jorgl, Mr. Chioini and Mr. Rice agreed to conduct the proxy solicitation and coordinate activities with respect to AIM and the nominations and all parties agreed not take certain related actions without the mutual consent Mr. Jorgl, Mr. Chioini and Mr. Rice, (ii) each party agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties, and (iii) Mr. Chioini and Mr. Xirinachs jointly and severally agreed to bear expenses incurred in connection with the activities of the group. The 2022 Group Agreement expired by its terms upon completion of the 2022 Annual Meeting, other than certain customary provisions that survived, including those related to expenses. Refer to “Information About the Participants” for additional information about Mr. Chioini’s interests arising from the 2022 Group Agreement.

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On July 29, 2022, Mr. Jorgl filed a complaint in the Delaware Court of Chancery that named the Company and each member of the Board at the time as defendants (the “Jorgl Delaware Action”). The complaint alleged that defendants wrongfully denied Mr. Jorgl’s right to nominate candidates and sought relief to ensure that they may be considered for election to the Board, pursuant to the Bylaws and Delaware law.

•	In September 2022, each of the Company and the ASFV Committee filed proxy statements and commenced solicitation efforts for the 2022 Annual Meeting, which was scheduled for November 3, 2022.

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On October 28, 2022, the Delaware Court of Chancery denied Mr. Jorgl’s motion for preliminary injunction. Believing that there was little recourse at the time given the imminently pending 2022 Annual Meeting, on November 1, 2022, the ASFV Committee announced that it did not intend to proceed to trial or pursue an appeal.

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The 2022 Annual Meeting was held as scheduled on November 3, 2022 without the ASFV nominees being considered for election. The incumbent Board was re-elected by a plurality vote in an unopposed election, despite very limited support and significant withhold votes (which, in the case of the independent incumbent nominees, were almost twice the number of “for” votes).

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On November 9, 2022, in the wake of the 2022 Annual Meeting at which the incumbent Board received dismal support and the say-on-pay vote failed once again, the Company issued a press release entitled “AIM ImmunoTech Announces Corporate Governance Enhancements.” In this press release, the Company announced that it had initiated a search for two new qualified and independent directors and that it would engage a nationally recognized independent compensation consultant to evaluate executive compensation. Incumbent director Dr. Mitchell was quoted in this press release as follows: “We are taking these important steps in response to the feedback we have received from shareholders in connection with the recent 2022 Annual Meeting. We value engagement with our shareholders and their thoughtful and constructive input, and we intend to continue these discussions in the year ahead.” Despite this messaging and a headline that presented these enhancements as a fait accompli, only one new director, Nancy Bryan, who had a preexisting relationship with AIM and Mr. Equels as discussed below, was appointed and we do not believe that these supposed corporate governance enhancements occurred or that the Board even undertook a meaningful effort to achieve them. We also believe this press release implicitly acknowledges the merits of the ASFV Committee’s campaign and provides important context to the letter and follow-up conversation discussed immediately below.

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On November 13, 2022, based on the November 9 press release and the sentiment expressed therein, counsel to Mr. Chioini and Mr. Rice sent a letter on their behalf to the Board. This letter is reproduced in part as follows:

My clients believe it is imperative that you add independent and qualified directors as soon as possible who can provide significant value to the Company’s clinical and commercialization efforts, as well as support management in reassuring existing stockholders and potential institutional investors that the Company is on the right path.

To that end, and given their ideally suited skill sets, we recommend that you appoint Mr. Chioini and Mr. Rice to the Board and appropriate committees promptly. As you know, your stockholders have already expressed very strong support for the election of both of them. The appointments of Messrs. Chioini and Rice would demonstrate to your stockholders that you truly value their clearly expressed views and that you are embarking on a bona fide effort to improve governance and performance, rather than simply engaging in empty gestures and public relations efforts.

My clients know they can be very helpful to your efforts in increasing the valuation for AIM. They sincerely believe that working together going forward and avoiding continued

conflict and another proxy contest is the best path forward for all involved. We are willing to be constructive to achieve these goals and welcome a discussion promptly regarding this matter.

•

Mr. Chioini, who continued to believe that some form of engagement with the Board was the best path forward and held out some hope that the Board might genuinely be seeking improvement, requested that his counsel seek a follow-up call with counsel for AIM. This call took place on December 5, 2022, during which counsel reiterated the willingness expressed in the November 13 letter to be constructive and avoid continued conflict, including going beyond the content of that letter by suggesting the possibility of seeking a resolution based on identifying and appointing two mutually agreeable additional independent directors. However, Mr. Chioini’s counsel also emphasized that Mr. Chioini remained very motivated to continuing to pursue accountability of the Board on behalf of AIM stockholders, so this was not an open-ended offer and the Board should act quickly. Counsel to AIM expressed that the message would be conveyed to the Board, and thereafter there was no follow-up respect to the November 13 letter and subsequent correspondence.

•

For the avoidance of doubt, despite insinuations from AIM and its counsel to the contrary and their repeated attempts to mischaracterize the nature of this discourse, neither Mr. Kellner nor Mr. Deutsch was aware of the letter or the subsequent conversation at the time, and Mr. Chioini was not relying on any support, implied or otherwise, from either of them. Rather, he had just gone through a proxy solicitation process where he had received very positive feedback and strong support from stockholders.

Background of the Kellner Group’s Nominations:

•

In late 2022, Mr. Kellner first contacted Mr. Chioini to inquire about his future plans with respect to the Company. Mr. Kellner later introduced Mr. Deutsch and Mr. Chioini, who also had not met prior to that time. After that, through July 2023, the three of them communicated from time to time about the Company. These communications were preliminary in nature and no decision was made to work together to advance potential nominations or take any other action with respect to the Company until the events described below.

•

On March 28, 2023, the then-incumbent Board of Mr. Equels, Dr. Mitchell and Mr. Appelrouth amended the advance notice provisions of the Bylaws (the “Amended Bylaws”). We believe the Amended Bylaws are substantially more burdensome and ambiguous than before, and include provisions specifically targeted at the Kellner Group and others like us who seek to bring accountability to the Board. The clear purpose, in our view, was to provide pretext to deny any nomination, no matter the disclosure provided.

•

Also on March 28, 2023, almost five months after AIM announced that it initiated a search to add two independent directors, the Board appointed Ms. Bryan as a fourth director, who has known AIM and Mr. Equels for at least a few years. Ms. Bryan had no prior experience serving on a public company board of directors and is the President and CEO of BioFlorida, Inc., a membership association of which AIM is a paying member. Mr. Equels serves on BioFlorida’s board and received an award from BioFlorida in 2020. This relationship was not disclosed when AIM announced Ms. Bryan’s appointment. AIM did not add a second new director.

•

On May 12, 2023, the Company extended its rights plan (i.e. poison pill) until 2028, at which point the plan will have been in effect for 26 years. The Company has never obtained stockholder approval of the plan or even allowed a stockholder vote. This long-term extension followed two short-term extensions, in November 2022 and February 2023, purportedly so the Board could evaluate whether and for what duration and on what terms to further extend the plan. No rationale has been given for the subsequent long-term extension.

•	On July 17, 2023, Mr. Kellner, Mr. Deutsch and Mr. Chioini jointly engaged counsel to represent them in matters related to AIM, including the nominations and this proxy solicitation.

•

On July 26, 2023, Mr. Kellner, Mr. Deutsch and Mr. Chioini entered into a Group Agreement (the “Group Agreement”) reflecting their agreement to act together with respect to the Company and defining their obligations to each other. The Group Agreement generally provides that each of the parties will coordinate their activities and communications relating to the Company and all parties agreed not take specified actions without the agreement of all parties. In addition, each party made representations as to their respective beneficial ownership of Company securities and agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the others. Finally, the Group Agreement established how the parties would share and allocate expenses incurred by them in connection with their coordinated activities with respect to the Company, with each contributing, but Mr. Kellner responsible for the substantial majority of the expenses, as well as how any reimbursement from the Company would be allocated among them. Refer to “Solicitation of Proxies” for more information.

•

On July 27, 2023, Mr. Kellner and Mr. Deutsch filed a Schedule 13D with the SEC as a “group” and disclosed the Group Agreement (which was filed as an exhibit thereto) and Mr. Kellner’s intent to provide notice to the Company of his intent to nominate directors for election at the Annual Meeting.

•

On August 4, 2023, Mr. Kellner delivered notice (the “Notice”) to the Company of his intent to nominate himself, Mr. Chioini and Mr. Deutsch for election to the Board at the Annual Meeting. We believe the Notice was truthful, detailed and overinclusive, with over 20 pages of substantive responses to the requirements of the Company’s bylaws (and totaled 162 pages when including the attached required consents, agreements and director & officer questionnaires mandated by AIM) and included all information material and relevant to the Board.

•

On August 7, 2023, just days after receiving the Notice, AIM filed a motion seeking to revive the Florida Section 13(d) Action, which had already been dismissed twice. In that motion, AIM alleged deficient or misleading filings related to Mr. Kellner’s nomination efforts for the Annual Meeting, demonstrating in our view that AIM had prejudged the Notice as defective approximately fifteen (15) days before its Board made any such determination. This motion was denied on September 27, 2023. The Florida federal court that is overseeing that litigation had scheduled oral argument for November 2, 2023 on two separate motions from other parties that seek the imposition of sanctions against AIM and its attorneys for pursuing frivolous factual and legal arguments and engaging in bad-faith litigation conduct. However, AIM subsequently filed an appeal of the denial of its motion on October 27, 2023 and the oral argument was postponed.

•

On August 11, 2023, the Kellner Group’s counsel sent a letter to AIM’s Secretary, citing the allegations made on by AIM in the Florida Section 13(d) Action and stating that if the Company did not communicate its determination with respect to the Notice by August 18, 2023, it would be considered a rejection and Mr. Kellner would pursue all available remedies.

•

On August 14, 2023, Mr. Kellner and Mr. Deutsch made a demand to inspect books and records pursuant to Section 220 of the Delaware General Corporation Law. The purpose of the demand was to investigate potential waste, wrongdoing, mismanagement and/or breaches of fiduciary duty, to communicate with other Company stockholders, to evaluate the independence and disinterestedness of the directors and their advisors and to evaluate possible litigation or other corrective measures. Requested materials related to past nominations, the Bylaw Amendments, Ms. Bryan’s appointment, past D&O questionnaires, and Board and compensation consultant materials related to compensation since 2020. The demand also requested customary stockholder list materials in order to conduct the proxy solicitation. The parties have come to agreement thus far only with respect to AIM’s provision of stockholder list materials and entered into a confidentiality agreement effective September 14, 2023 for this purpose.

•

On August 23, 2023, AIM’s counsel notified Mr. Kellner’s counsel of the rejection of the Notice. Despite the Notice being transparent and overinclusive about the Kellner Group’s efforts and past and current relationships in our view, this rejection largely reiterates the same allegations that AIM made publicly and in court filings related to the 2022 Annual Meeting. The rejection also cites as supposed deficiencies certain other items that we believe are clearly incorrect, based on a tortured reading of the Amended Bylaw requirements and trivial. AIM’s rejection of the Notice only confirmed our belief that the purpose of the Amended Bylaws was to provide pretext to deny any nomination, no matter the disclosure provided.

•

On August 25, 2023, Mr. Kellner filed a complaint in the Delaware Court of Chancery seeking declarations that the Bylaw Amendments are unlawful, that the application of the Bylaw Amendments by the Board to reject the Notice is unlawful and/or inequitable and that the applicable directors breached their fiduciary duties in adopting the Bylaw Amendments and rejecting the Notice (the “Kellner Delaware Action”). Mr. Kellner also filed a motion for expedited proceedings seeking a trial on the merits prior to the 2023 Annual Meeting.

•

On August 31, 2023, the Kellner Group sent AIM a letter reiterating that the Notice constituted the noticed required by Rule 14a-19 under the Exchange Act. The letter also refuted the incorrect assertion made by AIM in its rejection of the Notice, and as a basis for such rejection, that AIM did not have consent to name the Kellner Group Nominees on its proxy card under Rule 14a-4(d)(1)(i) (the “bona fide nominee rule”) because each of the Kellner Group Nominees consented to be named in the Kellner Group proxy statement, but not specifically the AIM proxy statement. Of course, the bona fide nominee rule was amended in connection with the adoption of the universal proxy rule specifically for this purpose and this letter confirmed that AIM does in fact have the ability and necessary consent to include the Kellner Group Nominees on its proxy card. On September 14, 2023, AIM provided the information with respect to its nominees as required by Rule 14a-19(d).

•

On August 31, 2023, AIM’s counsel sent our counsel a letter threatening further unspecified legal claims against the members of the Kellner Group, the participants in the ASFV Committee’s solicitation with respect to the 2022 Annual Meeting and other individuals. Although unclear as to what the claims might be, they appear to relate to the same alleged conspiracies repeatedly raised by AIM and already being litigated in the Florida Section 13(d) Action and the Kellner Delaware Action.

•

On September 11, 2023, AIM filed an answer and counterclaim seeking declaratory judgment in the Kellner Delaware Action. The parties are currently engaged in discovery in advance of a trial scheduled for October 30, 2023 through November 1, 2023.

•	On October 10, 2023, AIM filed with the SEC a preliminary proxy statement.

•	On October 13, 2023, the Kellner Group filed with the SEC a preliminary proxy statement.

•	On October 24, 2023, AIM filed with the SEC a revised preliminary proxy statement.

•	On November 1, 2023, the Kellner Group filed with the SEC a definitive proxy statement.

REASONS FOR THE SOLICITATION

AIM is an immuno-pharma company that focuses primarily on the research and development of therapeutics to treat multiple types of cancers, viral diseases and immune disorders. The Company’s lead product is an investigational drug called Ampligen (rintatolimod). AIM has been focused on preclinical and clinical activities with respect to Ampligen since 1987. To date, Ampligen has not been approved for sale in the United States nor generated any meaningful revenues.

The Company is publicly traded on the NYSE American under the stock symbol “AIM.” Since Mr. Equels became AIM’s CEO on February 25, 2016, and since current Board members Mr. Equels, Dr. Mitchell and Mr. Appelrouth assumed control of the Board later that year, AIM has experienced massive declines in its stock price and significant net losses, based on what we believe to be irresponsible financial management and investor relations and inadequate clinical and commercial progress. Despite this, AIM Board members have awarded themselves what we view to be excessive executive and director compensation, and avoided any independent oversight or effective corporate governance structure and alienated stockholders.

Our campaign is the result of careful consideration of the factors that we believe are hampering AIM’s potential under its incumbent, entrenched Board. We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

The Kellner Group Nominees intend to enhance the value of AIM by:

•

Advancing clinical trial efforts with respect to the most promising indications for Ampligen and investing the necessary Company resources in those efforts. We believe the Company needs to have the discipline and commitment necessary to maintain a more focused clinical trial and commercialization program and consistently and clearly communicate that strategy to the investment community, while not getting distracted by activities that are not as likely to benefit stockholders.

•

Exploring ways to monetize the Company’s approved drug, Alferon N Injection, and importantly (and in contrast to the incumbent Board) communicating the results of that exploration and a coherent strategy to stockholders and potential investors.

•

Conducting a review of the business plan and corporate assets and spending patterns to minimize waste and maximize potential and ensure that the Company dedicates appropriate resources to supporting the Company’s clinical program, while reigning in excessive compensation and other general and administrative spending that is not clearly and directly supporting clinical efforts and benefitting stockholders.

•

Conducting a review of management and key personnel to ensure that the Company has the right resources in place to execute on important strategic initiatives and create stockholder value. The Kellner Group Nominees believe change is needed in the way AIM is operated for all the reasons described in this Proxy Statement. At a minimum, we believe more active and independent Board oversight of management is necessary. Beyond that, the Kellner Group Nominees, if elected, intend to conduct a review to gather all necessary information and meet with management and key personnel before making any decisions and would ultimately do what they consider to be in the best interests of the Company and its stockholders after conducting such review.

•

Rebuilding the trust of current and new investors, by clearly communicating with them. We intend to define and execute a focused clinical trial strategy and responsibly use corporate assets to advance that strategy, while simultaneously implementing effective corporate governance and improving communications with stockholders and sharing our strategy with potential institutional health care investors. We believe it is necessary to do this in order to create demand from long-term institutional investors so that AIM can raise the necessary capital to support its efforts without destroying stockholder value.

The case for a significant change in the Board is simple. We believe the incumbent Board’s failures are numerous, including a massive decline in stockholder value on its watch, inadequate clinical trial and commercial progress, irresponsible financial management and investor relations, excessive compensation and a lack of effective corporate governance. We believe the incumbent Board, rather than focusing on ways to improve performance and generate value for stockholders, is determined to continue to entrench itself and resist accountability to stockholders at all costs.

AIM’s Stock Price Has Suffered Massive Declines

On February 25, 2016, the day that Mr. Equels assumed the role of CEO, AIM’s stock closed at $87.15. On September 30, 2016, the day that the three incumbent directors – Mr. Equels, Dr. Mitchell and Mr. Appelrouth – assumed control of the Board, AIM’s stock closed at $55.44 per share. 1

In the ensuing years, the value of AIM’s stock has plummeted. On September 29, 2023, AIM’s stock closed at $0.46 per share. In other words, the value of AIM’s stock has declined by approximately 99% since Mr. Equels became CEO and Mr. Equels, Dr. Mitchell and Mr. Appelrouth assumed control of the Board. In order to avoid getting delisted from the NYSE American, AIM has undertaken reverse stock splits cumulating to a ratio of 1-for-528 (a 1-for-12 reverse split in 2016 and a 1-for-44 reverse split in 2019).

By contrast, the Russell 2000 Index has increased by approximately 73% since Mr. Equels became CEO (from $1,031.58 on February 25, 2016 to $1,785.10 on September 29, 2023) and approximately 43% since the incumbent directors assumed control of the Board (from $1,251.65 on September 30, 2016 to $1,785.10 on September 29, 2023). In addition, the Nasdaq Biotechnology Index increased by approximately 46% (from $2,712.13 to $3,953.65) and 31% (from $3,027.15 to $3,953.65), respectively.

This dramatic drop in stockholder value, while the broader small capitalization and biotechnology markets have appreciated, is depicted in the following chart:

[1]	Stock prices included herein are based on historical data available at nyse.com, which data with respect to the Company account for reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.

Inadequate Clinical and Commercial Progress

As noted above, AIM has been developing Ampligen since 1987. Across parts of five different decades of clinical development work with Ampligen, AIM has failed to generate meaningful regulatory approval or sales. While AIM has continued to tout all the different diseases Ampligen can treat, we believe the reality is that AIM remains a long way away from any realistic chance of meaningful regulatory approvals and commercialization due to a lack of focus, urgency and expertise in advancing clinical programs during the seven years that Mr. Equels, Dr. Mitchell and Mr. Appelrouth have controlled the Board (or during the fifteen years that Mr. Equals and Dr. Mitchell have served on the Board together, or during the twenty-five years that Dr. Mitchell has served on the Board).

We believe that AIM’s key value driver is Ampligen, and its progress via clinical trial execution should be the number one strategic priority for AIM’s Board and management. Yet, in each of the last three fiscal years, AIM’s general and administrative spending has exceeded research and development spending.2 In 2022, general and administrative spending of $13.1 million was almost double research and development spending of $7.0 million.3 And it is not even clear to us how much of that $7.0 million was spent on clinical trials. We believe that the research and development spending that AIM has incurred is inadequate and not productive. Although we believe that one of Ampligen’s promising aspects is its potential to treat multiple types of diseases, it is our view that AIM’s approach of exploring numerous and varied potential indications through collaborations and third-party agreements and diverting focus and attention based on current events, rather than investing the necessary corporate resources and consistently committing to the most promising indications, has been ineffective. This approach has led to various forays that have resulted in added expense without benefits to stockholders.

Below are a few examples that we believe demonstrate this lack of consistent focus and execution:

•

In early 2020 at the outset of the COVID-19 pandemic, AIM publicly announced the filing of provisional patents related to the use of Ampligen against COVID-19. This announcement and a series of subsequent COVID-related announcements in early 2020[4] led to a sharp, but short-lived, rise in AIM’s stock price. As recently as March 2023, the Company still warned it was diverting resources away from ongoing clinical trials and toward the research and development of potential treatments for COVID-19.[5] However, it appears nothing has come of this opportunity to date and AIM has shifted to focusing on post-COVID treatments.

•

Similarly, in 2014 during an Ebola outbreak that was getting a lot of attention in the U.S., AIM announced collaborations to develop and test Ebola treatments in a series of press releases in September and October of that year. Just as the COVID-19 announcement, however, it appears to us that nothing has come of this opportunity.

•

AIM’s experience with hVIVO is also illustrative. In the second half of 2021, AIM signed agreements with hVIVO to test Ampligen as an intranasal therapy for the common cold virus and influenza (neither of which we believe had been a primary focus of Ampligen testing) and

[2]

See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on March 31, 2021 (the “2020 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022 (the “2021 Annual Report”), and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on March 31, 2023 (the “2022 Annual Report”).

[3]	See the 2022 Annual Report.
[4]

See the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on each of February 11, 2020, February 18, 2020, March 9, 2020, March 26, 2020, April 6, 2020 and April 16, 2020.

[5]	See the 2022 Annual Report.

incurred $2.3 million of expenses.[6] Just months thereafter, in the first quarter of 2022, the study did not receive regulatory approval to proceed and the agreements were terminated at a total loss.[7]

•

We believe AIM’s sale, purchase and subsequent sale of its former New Brunswick facility, which had previously been approved to produce Alferon, an approved drug that has not generated sales in many years, is also illustrative of the lack of strategic direction and mismanagement under the incumbent Board. The facility was sold by AIM for approximately $4.1 million in cash in 2018, with the buyer receiving AIM warrants, lowering the effective sale price, and leased back by AIM. In 2021, after paying rent for the past three years, AIM exercised its option and repurchased the facility for $4.7 million in cash, recognizing a loss on extinguishment of $2.7 million.[8] Then in 2022, AIM turned around and sold the facility for just $3.7 million in cash.[9]

We also believe that AIM has failed to be transparent with stockholders as to its business strategy and clinical program. Back in 2016, AIM actually obtained approval for the sale of Ampligen in Argentina for the treatment of severe chronic fatigue syndrome, yet seven years later, AIM has still not sold Ampligen in Argentina and we do not believe AIM has communicated a clear timeline or strategy for this failure to commercialize and generate revenue for Ampligen in Argentina.

Perhaps more significant is AIM’s lack of an explanation for its continued relationship with Amarex Clinical Research LLC (“Amarex”). AIM has utilized Amarex as a contract research organization since at least 2020 and Amarex continues to manage the Company’s phase 2 locally advanced pancreatic cancer trial and phase 2 post-COVID conditions trial. These are significant programs for AIM with expected costs totaling $14.6 million. 10 However, at the end of 2022, Amarex’s founder and then CEO, Kazem Kazempour, along with the former CEO of its former client, CytoDyn Inc., was charged in a criminal indictment by the U.S. Department of Justice. Dr. Kazempour was charged with one count of conspiracy, three counts of securities fraud, two counts of wire fraud, and one count of making a false statement arising out of activities related to CytoDyn.11 At the same time, the SEC announced charges against Dr. Kazempour and CytoDyn’s former CEO for alleged violations of federal securities laws.12 Dr. Kazempour appears to us to have been directly involved in the work for AIM, as he is quoted in several AIM press releases over the past couple of years.13 In addition, in 2021, Amarex was sued by CytoDyn and, according to its public filings and statements, CytoDyn is seeking significant damages in the pending arbitration proceeding for claims that Amarex failed to perform its obligations and services under their agreements. Based on a search of SEC filings, it appears to us that AIM is one of very few

[6]

See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2021; see also the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Securities and Exchange Commission on August 14, 2023 (the “2023 Q2 Form 10-Q”).

[7]	See the 2023 Q2 Form 10-Q.
[8]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the Securities and Exchange Commission on August 16, 2021.
[9]	See the 2022 Annual Report.
[10]	See the 2023 Q2 Form 10-Q.
[11]

See https://www.justice.gov/usao-md/pr/two-biotech-company-presidents-indicted-maryland-securities-fraud-schemes (presented as inactive textual reference to show the source of information, but the information included therein is not part of or incorporated by reference into this Proxy Statement).

[12]

See https://www.sec.gov/litigation/litreleases/lr-25596 (presented as inactive textual reference to show the source of information, but the information included therein is not part of or incorporated by reference into this Proxy Statement).

[13]

See, for example, https://aimimmuno.com/aim-immunotech-announces-commencement-of-phase-2-study-of-ampligen-for-the-treatment-of-pancreatic-cancer/ and
https://aimimmuno.com/aim-immunotech-announces-positive-progress-on-requested-fda-meeting-for-proposed-ampligen-clinical-trial-in-post-
covid-19-cognitive-dysfunction/ (presented as inactive textual references to show the source of information, but the information included therein is not part of or incorporated by reference into this Proxy Statement).

U.S. public companies that discloses utilizing Amarex in recent years. Regardless of the outcomes of these proceedings, which we have no ability to predict, considering these circumstances and the potential risks they pose to AIM’s important clinical programs, we believe that, at an absolute minimum, AIM needs to provide a clear explanation to its stockholders as to why they should trust the results of clinical programs managed by Amarex and why it is appropriate to continue this relationship.

This mismanagement and lack of progress has been overseen by the incumbent Board. Dr. Mitchell has served on the Board for 25 years since 1998 (and prior to that served on the Board as early as 1987). Mr. Equels has served on the Board for 15 years since 2008. Mr. Appelrouth has served on the Board for seven years since 2016, but consulted for the Board’s audit committee for five prior years going back to 2011. AIM has also had the same Medical Director and Chief Scientific Officer for 37 years since 1986. AIM’s Chief Operating Officer has served AIM in various capacities for 10 years going back to 2013 – Board member, General Counsel, Executive Director of Governmental Relations.

Irresponsible Financial Management and Investor Relations

From 2016 through June 30, 2023, the Company has suffered significant net losses, totaling approximately $96.3 million.14 To fund these losses, the Company has relied on dumping massive amounts of stock into the market through at-the-market (“ATM”) programs, creating a continued significant overhang on the stock price and diluting existing stockholders. In 2020 alone, for example, after AIM’s COVID-related press releases, the Company issued over 20 million shares through its ATM program and outstanding shares increased by more than four times during the year (from 10.4 million shares outstanding at the beginning of the year to 42.2 million shares at the end of the year).15 In 2023, the Company announced a new ATM program for up to $8.5 million.16 We acknowledge that clinical-stage biotechnology firms like AIM require capital to fund their development. However, we believe that relying on ATM programs to such a significant degree, rather than developing true long-term demand among institutional investors, is irresponsible and destructive to stockholder value. Moreover, we do not believe the Company has appropriately invested the proceeds of these ATM sales so that diluted stockholders might otherwise benefit. In particular, we note that the Company raised approximately $53.9 million in gross proceeds from ATM sales in 2020, of which only $6.8 million was spent on research and development on average during each of the last three fiscal years.17

Rather than engaging in efforts to attract long-term investors, we believe the Board’s treatment of the Kellner Group serves as an example that will repel them. Mr. Kellner and Mr. Deutsch are collectively the Company’s largest stockholder or group of stockholders with ownership of 6.5%. They have invested an aggregate of over $7 million in AIM and are long-term stockholders. Yet, rather than constructively engage with them, the incumbent Board has attacked them publicly, threatened them and taken what we consider frivolous and wasteful actions against them. The amount of funds that the incumbent Board is willing to waste – an increase in legal and public relations spending in 2022 of almost $5 million and it seems to us that the Board is willing to spend on a similar or even greater scale this year – without even making any attempt at

[14]

See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on March 31, 2017 (the “2016 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on March 30, 2018 (the “2017 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission on April 1, 2019 (the “2018 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission on March 30, 2020 (the “2019 Annual Report”), the 2020 Annual Report, the 2021 Annual Report and the 2022 Annual Report; see also the 2023 Q2 Form 10-Q.

[15]	See the 2020 Annual Report.
[16]	See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2023.
[17]	See the 2022 Annual Report and the 2020 Annual Report.

dialogue is unconscionable and clearly indicative of the incumbent Board’s improper motives in our view. With behavior like this from the incumbent Board, it is no wonder that it has been years since any other stockholder or group disclosed a 5% ownership interest. We believe the lack of institutional interest in AIM is based years of mismanagement, poor corporate governance, inadequate performance, investor alienation and a lack of credibility on the part of the incumbent Board. If the Board continues to waste resources, attack stockholders and resist all accountability, we believe it remains clear that institutional healthcare investors simply will not invest in the Company. Yet it is absolutely necessary in our view to attract long-term institutional investment in order to support clinical programs through regulatory approval and commercialization.

Similar to the Company’s inadequate clinical progress, we believe the incumbent Board bears responsibility for oversight of this financial mismanagement. From 2016 until March 2023, the audit committee of the Board consisted of just Dr. Mitchell – a professor and retired medical doctor without any apparent prior financial management or oversight expertise – and Mr. Appelrouth – an accountant, but with no apparent prior biotechnology experience or history working on a public company board or in a senior financial management role at a public company. Since 2016, the Company has used three separate people in a CFO function, with the current CFO an outside consultant rather than an employee. In 2022, the Company lost $1.7 million on mutual fund investments, in our view a totally unacceptable and irresponsible mismanagement of funds for a company with limited resources.18 We also believe that general and administrative expenses are excessive, and a large portion, such as what we consider excessive director and executive compensation, legal expenses and public relations expenses, are not directly supporting clinical development efforts.

Excessive Compensation

Notwithstanding the massive stock price declines and what we consider inadequate clinical progress and financial mismanagement during their tenures, Mr. Equels, Dr. Mitchell and Mr. Appelrouth have cashed in handsomely at stockholders’ expense. Director and executive compensation from 2016 through 2022 has totaled approximately $19.5 million (based on amounts included in summary compensation tables for executives and director compensation tables for directors in SEC filings), compared to approximately $88.0 million in net loss during that time period.19

The perverse relationship between executive and Board compensation and AIM stock price performance during their tenures is depicted in the following charts.

[18]	See the 2022 Annual Report.
[19]	See the 2016 Annual Report, the 2017 Annual Report, the 2018 Annual Report, the 2019 Annual Report, the 2020 Annual Report, the 2021 Annual Report and the 2022 Annual Report.

The following chart compares the compensation of Mr. Equels, executives as a group (based on named executive officers included in annual compensation disclosures) and the Board. All compensation amounts are based on total compensation included in the summary and director compensation tables, and net losses are based on reported amounts in SEC reports.20

[20]	See the 2016 Annual Report, the 2017 Annual Report, the 2018 Annual Report, the 2019 Annual Report, the 2020 Annual Report, the 2021 Annual Report and the 2022 Annual Report.

The following chart compares AIM’s stock price performance to the same compensation of Mr. Equels, executives as a group (based on named executive officers included in annual compensation disclosures) and the Board.21

We believe the manner in which the Board and management cashed in following AIM’s initial COVID-19 announcements with excessive compensation is illustrative. In the fall of 2020, AIM saw a significant deterioration in its say-on-pay results, with approximately 43% of votes cast (including abstentions) against the advisory vote on executive compensation at the annual meeting of stockholders held on October 7, 2020.22 This result was markedly worse than the prior year, when only approximately 19% of votes cast (including abstentions) were against the proposal.23 However, rather than engaging with stockholders or improving compensation practices, the Board still went ahead and approved significant compensation increases for Mr. Equels just one month later in November 2020.

On November 10, 2020, AIM’s stock closed at $1.96, down 98% from the date Mr. Equels was appointed CEO. Yet, despite that massive stock price decline, in the wake of a disappointing say-on-pay result and with still more than two years before expiration of Mr. Equels’s then current employment agreement, the incumbent Board – with the compensation committee consisting of just Dr. Mitchell and Mr. Appelrouth – inexplicably saw fit to generously reward Mr. Equels with a new, long-term, higher pay contract. AIM announced a new five-year employment agreement with Mr. Equels and, citing in part his purported efforts related to the Company’s COVID-19 program, an increase in the cash portion of Mr. Equels’s

[21]	See the 2016 Annual Report, the 2017 Annual Report, the 2018 Annual Report, the 2019 Annual Report, the 2020 Annual Report, the 2021 Annual Report and the 2022 Annual Report.
[22]	See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2020.
[23]	See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2019.

compensation from $750,000 per year to $1.2 million per year, consisting of a yearly base salary of $850,000 and a yearly target bonus of $350,000 (payable in the sole discretion of the compensation committee with no objective performance conditions being disclosed, and with actual bonuses of $652,000, $352,000 and $300,000 paid in 2020, 2021 and 2022, respectively).

Mr. Equels further received 600,000 option grants in 2020 (with an aggregate grant-date fair value of $1,139,267) and going forward is entitled to yearly grant of 300,000 options, in each case that vest after just one year with no performance conditions, instead of the standard at least three-year vesting practice. In addition, and highly atypical in our view, Mr. Equels is entitled to 3% of the gross proceeds that would result from specific events, such as the sale of the Company or substantially all of its assets or specified licensing or acquisition deals. This is a single-trigger payment that would provide a potential windfall, even though we see these activities as falling clearly within the normal role of the CEO.

Moreover, in addition to these extreme compensation increases, Mr. Equel’s employment agreement provides for what we see as outrageous severance benefits – salary and other benefits (including equity compensation) for the full five-year term in the event of a termination without cause (and a three-year extension of the term and accompanying severance benefits in the event of a termination without cause following a change of control). As a result, the potential severance payments to Mr. Equels in the event of a termination without cause (as disclosed in the Company’s annual executive compensation disclosure in its SEC reports) increased from $830,320, assuming a January 1, 2020 termination date (whether or not following a change of control), to $3,765,556 (without a change of control) and $5,784,000 (with a change of control), assuming a January 3, 2023 termination date. The foregoing is based on what was reported by AIM in the 2022 Annual Report. Inexplicably, these disclosures were not included in the AIM proxy statement as of the date hereof. This does not even include the 3% of gross proceeds that Mr. Equels is entitled to for certain significant events and the sale of the Company or substantially all of its assets.

As a result of these compensation increases, not even including the benefits of the 3% commission entitlement or severance, Mr. Equels’s total compensation as reported in AIM’s summary compensation table was $2.66 million in 2020, $1.76 million in 2021 and $1.35 million in 2022. The decline from 2021 to 2022 appears to be primarily due to a lower grant date fair value of stock options because of AIM’s lower stock price (in other words, he received at least the same 300,000 option grant in 2022 as he did in 2021).

We believe this compensation is completely out of lockstep with the compensation received by CEOs in similarly positioned companies with a market capitalization hovering between $20 to 30 million. In Mr. Equels’s case, he is also receiving this compensation despite a 99% decline in stock price under his watch. Likewise, we believe the remaining incumbent directors also cashed in. Over the last two years, Dr. Mitchell and Mr. Appelrouth each received average total compensation of over $200,000 per year, with over $180,000 per year paid in cash. Similar to Mr. Equels compensation, we believe these high compensation levels are excessive for board members of similarly positioned micro-cap companies. While AIM did announce in March 2023 that cash compensation would be reduced to $125,000 to make room for additional Board members, given AIM’s propensity in our view to make unfulfilled promises, we remain skeptical that there will be any meaningful improvement.24

We believe the vast majority of AIM’s stockholders share our disgust with these compensation practices, as evidenced by the last three say-on-pay votes, with approval rates in the last two years in the 16% range of votes cast (including abstentions) being among the absolute worst of the worst in the entire universe of U.S. public companies conducting these votes.25 As noted above, following deteriorating say-on-pay results at the 2020 annual meeting of stockholders, the Board responded by awarding Mr. Equels with

[24]	See the 2022 Annual Report.
[25]

See https://www.mercer.us/content/dam/mercer/attachments/north-america/us/us-2022-say-on-pay-march.pdf and https://www.boardroomalpha.com/failed-say-on-pay-votes-2022/ (presented as inactive textual references to show the source of information, but the information included therein is not part of or incorporated by reference into this Proxy Statement).

a massive compensation increase. Following the 2021 annual meeting of stockholders, the Board did not communicate any remedial actions it would take in response. Instead, following one of the worst say-on-pay results of all U.S. public companies, it actually decided to award additional off-cycle option grants several months later in March 2022 (more on this below). Following the 2022 Annual Meeting and yet another overwhelming say-on-pay failure, AIM did announce that the compensation committee would engage a nationaly recognized independent compensation consultant to review executive compensation and, if appropriate, consider adjustments. However, according to the AIM proxy statement, rather than engaging a new compensation consultant, AIM requested that its previously engaged compensation consultant conduct a new assessment. AIM has not disclosed any changes to executive compensation.

The tale of the March 2022 off-cycle option grants is interesting and worth considering, in and of itself and for what it says about AIM’s transparency under the incumbent Board. As noted above, coming off a failed say-on-pay vote, AIM for some reason decided to make off-cycle option grants to directors and certain members of management in March 2022. At the time, AIM made a point to disclose in a Form 8-K filed on March 7, 2022 and its 2021 Annual Report that Mr. Equels declined a grant. Yet Mr. Equels filed a Form 4 on March 4, 2022 reporting a 50,000 option grant. This grant then showed up in the preliminary proxy statement AIM filed for its 2022 Annual Meeting. After the ASFV Committee pointed out this discrepancy, AIM filed a definitive proxy statement that simply deleted the reference to this grant without any explanation. AIM’s 2022 Annual Report also did not include these options in the outstanding equity awards table. However, more than a year later, this 50,000 option grant reappeared in the preliminary proxy statement filed by AIM on October 10, 2023. After this discrepancy was pointed out in our preliminary proxy statement filed on October 13, 2023, this grant was once again simply deleted from the AIM proxy statement without explanation. Mr. Equels still has not amended his Form 4 reporting this grant. We believe stockholders should consider what this episode says about AIM’s transparency under the incumbent Board, and keep this in mind when AIM makes statements about governance improvements, valuing stockholder input and various allegations about the Kellner Group and our intentions.

Continuing Entrenchment Efforts and Lack of Accountability to Stockholders

At the 2022 Annual Meeting, uncontested, Mr. Equels’s “for” votes of 7,652,988 represented only approximately 16% of shares eligible to vote, Dr. Mitchell’s and Mr. Appelrouth’s “for” votes of 4,330,110 and 4,319,085, respectively, represented only approximately 9% of shares eligible to vote while the number of “withhold” votes were almost double those amounts at 8,028,424 and 8,039,449 received by each respectively.26 As bad as these results are, they do not fully convey the degree of stockholder dissatisfaction because they do not include the votes that were provided on the ASFV Committee proxy card and thus not represented at the 2022 Annual Meeting (like ours and we believe it is likely others given the very short time between the ruling in the Jorgl Delaware Action and the date of the 2022 Annual Meeting). Together with say-on-pay results discussed above, we believe these results amount to a vote of no confidence from the Company’s stockholders.

We believe it is clear that the incumbent Board will do everything in its power to remain entrenched and will not adequately respond to the concerns of stockholders. AIM’s general and administrative expenses increased dramatically in 2022, primarily due to almost $5.0 million in increased legal expenses and public relations expenses.27 We believe this amount of spending, which was largely in our view a result of the incumbent Board’s entrenchment efforts and attempts to avoid giving stockholders a chance to vote in a meaningful director election, is unconscionable for a Company the size of AIM. To put that in perspective, that almost $5.0 million increase in legal and public relations expenses in 2022 (and we emphasize this is just the increase, not even the total amount of these expenses) compares to just approximately $7.0 million in total research and development expense for the year. And research and development expenses actually declined in 2022, primarily due to a $1.7 million decrease in Company sponsored clinical trials expense.28 This

[26]	See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2022.
[27]	See the 2022 Annual Report.
[28]	See the 2022 Annual Report.

shows us that instead of prioritizing spending company cash on clinical studies on key value driver Ampligen, too much is being spent on excessive executive compensation, legal fees and public relations. We believe this unfortunately demonstrates where the incumbent Board’s priorities lie – entrenching itself at all costs, even at the expense of Ampligen clinical development efforts – and, based on what we have observed since Mr. Kellner submitted the Notice and in the Kellner Delaware Litigation, we believe that the Incumbent Nominees have no concern whatsoever about wasting significant corporate assets, on a scale equal to or even greater than last year, in another attempt to disenfranchise stockholders this year. The fact that the incumbent Board would choose this path rather than spending the Company money responsibly as good fiduciaries to advance the Ampligen clinical trials, and without even attempting to engage in any dialogue to avoid this wasteful spending, is unconscionable in our view.

For almost seven years, from 2016 to 2023, there were only three directors on the Board. Dr. Mitchell and Mr. Appelrouth, as the Company’s two non-executive directors, served as the sole members of the compensation committee, the audit committee and the corporate governance and nomination committee. Coupled with the fact that Dr. Mitchell and Mr. Equels have served on the Board together for 15 years, and Mr. Appelrouth working with them for 12 of those years (five years as a paid consultant and seven years as a director), we do not believe this structure and composition provided any meaningful oversight of management and was disastrous for stockholders. According to the AIM proxy statement and other public filings, AIM’s independent directors did not have any meetings without management present in 2022 or 2021 – in other words, not a single time did Dr. Mitchell and Mr. Appelrouth hold an executive session Board meeting without Mr. Equels present. AIM announced in November 2022, following the 2022 Annual Meeting, that it would seek to add two independent and qualified directors to the Board. However, this has not occurred, and it demonstrates in our view that the incumbent Board is continuing its past practices and even escalating its egregious entrenchment efforts and hostility to stockholders.

Before appointing any additional directors, in March 2023, almost five months after announcing the so-called governance enhancements, the incumbent Board adopted the Amended Bylaws, making the advance notice provisions substantially more burdensome and ambiguous than before in our view, and including provisions we believe are specifically targeted at us and others like us who seek to bring accountability to the Board. The clear purpose, in our view, was to provide pretext to deny any nomination, no matter the disclosure provided, and ensure that the incumbent Board could run unopposed yet again.

In March 2023, the incumbent Board finally did appoint just one additional director – Ms. Bryan – and failed to appoint a second new director despite communicating to stockholders that it would seek two directors. However, in reviewing Ms. Bryan’s experience and qualifications, we do not believe she adds any additional or needed skill set to an already entrenched Board. Although AIM discloses that Ms. Bryan has developed many drug products throughout her career, it appears to us that her background is mainly in marketing and commercialization. Further, we do not believe she has any public company board or governance experience.

Just as importantly, we do not believe Ms. Bryan will provide the truly independent outside oversight that AIM sorely needs. She has known Mr. Equels and AIM for at least the past few years. She is the President and CEO of BioFlorida, Inc., a membership organization of which AIM is a paying member. Mr. Equels is a member of BioFlorida’s board of directors and received an award from that organization in 2020. This preexisting relationship was not disclosed by AIM when Ms. Bryan was appointed by AIM, despite SEC rules requiring disclosure of arrangements or understandings involving a director pursuant to which she was nominated (and there is no question in our minds that the incumbent Board would have alleged an undisclosed arrangement had any of us been involved in a similar situation). Although AIM disclosed that the incumbent Board determined that Ms. Bryan is independent under NYSE American rules, the Board apparently did not take this preexisting relationship into consideration (or, it did, failed to disclose such consideration despite SEC rules mandating such disclosure). AIM apparently did not engage any third-party search firm to identify Ms. Bryan or any other potential director candidates. Rather, according to the AIM proxy statement, Mr. Equels spoke with individuals he believed would meet the Board’s criteria and recommended Ms. Bryan to the Corporate Governance and Nomination Committee.

Likewise, Mr. Appelrouth also had a relationship with Mr. Equels prior to his appointment in 2016, having provided personal tax return services to Mr. Equels and his spouse and had also been retained by both Mr. Equels and his spouse to provide expert services in connection with their law practices. Recall also that following the 2022 Annual Meeting, even though AIM had publicly announced it was seeking to add two new independent directors, the Board would not explore even the possibility of seeking mutually agreeable directors as suggested by Mr. Chioini following the 2022 Annual Meeting. And despite AIM failing to add two new independent directors and claiming to continue to seek an additional independent director, the Board would not even engage in any discussions with the Kellner Group. Based on this pattern, it certainly appears to us that a preexisting relationship with Mr. Equels appears to be a key qualification for AIM Board membership, which we view as a clear strategy to further Board entrenchment.

We believe that the fact that the incumbent directors would not bring a true outside voice onto the Board, someone who did not have preexisting relationship with Mr. Equels and the Company, is very telling and indicates that we should expect more of the same entrenchment and stockholder alienation from the Board. It is our view that the incumbent Board will resist independent oversight at all costs and is willing burn through whatever funds are available in the corporate treasury to avoid accountability. The actions of the Board subsequent to Ms. Bryan’s appointment – denying Mr. Kellner’s Notice for what we believe to be pretextual and improper reasons, issuing what we consider materially false and misleading statements about Mr. Kellner’s Notice and making what we consider baseless renewed claims in the Florida Section 13(d) Action and threatening to initiate further litigation, all at significance expense to the Company and without attempting to engage in any dialogue – demonstrate in our view that Ms. Bryan will not act as a meaningful check on what we consider to be the egregious and destructive behavior of the other Incumbent Nominees, but instead has fallen right in line.

Lastly, on May 12, 2023, the Board (which at this point included Ms. Bryan) extended the Company’s poison pill until 2028, again without stockholder input, and at which point the plan will have been in effect for 26 years since 2002. The Company has never obtained stockholder approval of the plan or even allowed a stockholder vote. This long-term extension followed two short-term extensions, in November 2022 and February 2023, purportedly so the Board could evaluate whether and for what duration and on what terms to further extend the plan. No explanation was provided as to why another long-term extension was determined to be appropriate. We understand this is another reason that ISS recommended withhold votes against each of the incumbent directors in recent years. In these circumstances, we believe adoption and continued renewal of the pill without stockholder input serves as an entrenchment device for the incumbent directors contributing to the destruction of long-term stockholder value.

* *  *

For AIM to have any chance of success, we believe that significant change in the Board is urgently needed. We do not believe stockholders (and potential investors, importantly) have any faith in the incumbent Board’s abilities or motivations. This was evident in the voting results at the 2022 Annual Meeting. Despite this rebuke which amounts to a vote of no confidence from the Company’s stockholders, it is apparent to us that the Board has not, and will not, meaningfully change its ways.

We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. The directors are each elected for a term of one year or until his or her successor is duly elected and qualified. We are seeking your support at the Annual Meeting to elect Mr. Kellner, Mr. Deutsch and Mr. Chioini. You should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, background, qualifications and other information concerning the Incumbent Nominees.

With respect to the election of directors, the Bylaws provide that a plurality of the votes cast by the stockholders present or represented by proxy at the meeting and entitled to vote is required to elect a director. Therefore, the four director nominees that receive the highest number of affirmative “FOR” votes will be elected as directors.

The Kellner Group Nominees

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Kellner Group Nominees. Each of the Kellner Group Nominees is a citizen of the United States.

Ted D. Kellner, age 77, currently manages his personal and family investments after retiring in 2017 from his career as a portfolio manager at Fiduciary Management, Inc., an investment management firm that he founded in 1980. Fiduciary Management, Inc. currently advises approximately $13.9 billion in assets, pension and profit-sharing trusts, Taft-Hartley and public funds, endowments and personal trusts throughout the United States. He is also the Executive Chairman and Treasurer of Fiduciary Real Estate Development Inc., a business founded by Mr. Kellner in 1984 that owns and manages over $1.8 billion in multi-family residential units. Mr. Kellner previously served as a director of Metavante Technologies, Inc., a then publicly-traded company that provided banking and payments technologies to financial services firms, from 2007 to 2009, and Marshall & Ilsley Corporation, a then publicly-traded bank and financial holding company, from 2000 to 2011. He also served as a director of American Family Mutual Insurance Company from 2001 to 2018, and currently serves on the board of the Kelben Foundation, a family foundation focused on education and health programs. In addition, Mr. Kellner has received the Chartered Financial Analyst designation from the CFA Institute. Mr. Kellner is qualified to serve as a director due to his 50 years of investment and financial experience, and substantial senior management experience.

Todd Deutsch, age 51, is a private investor and entrepreneur. Since 2012, Mr. Deutsch has managed his family office. From 2009 to 2012, Mr. Deutsch was the Portfolio Manager/Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners, Mr. Deutsch spent 20 years as a trader with Goldman Sachs and various hedge funds. Mr. Deutsch has been a member of the Esquire Financial Holdings, Inc., a publicly-traded financial holding company, board of directors since 2015 and serves on its Compensation Committee. Mr. Deutsch is qualified to serve as a director due to his extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Robert L. Chioini, age 59, is the Managing Member of Bright Rock Holdings, LLC, a consultancy business founded by Mr. Chioini in 2019 that helps pharmaceutical drug and medical device companies successfully grow their businesses by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. Mr. Chioini served as the Chief Executive Officer and a director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX-V: SQD) from 2020 to 2021, a publicly-traded, vertically integrated diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. Mr. Chioini served as Chairman of the Board and Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell”), a publicly-traded pharmaceutical drug and medical device company that Mr. Chioini founded, from 1995 to 2018, where he provided executive leadership and built the business into a successful, publicly traded, vertically integrated company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest dialysate supplier in U.S. that reached $980 million in valuation in 2015. At Rockwell, Mr. Chioini obtained 14 new U.S. FDA medical device approvals, assembled top-level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new U.S. FDA drug approvals (3-NDA, 1-ANDA). In addition, he managed global business development for Rockwell and secured multiple exclusive license agreements to commercialize products internationally that realized in aggregate approximately $100 million in upfront cash payments and milestone payments, plus ongoing sales royalties, drug purchases, profit split and equity purchase, with companies like Baxter International, Inc. and Wanbang Biopharmaceutical (a subsidiary of Shanghai Fosun Pharmaceutical Group Co., Ltd.). Mr. Chioini was responsible for leading all operations and strategic direction for Rockwell with full accountability for bottom-line factors. Mr. Chioini is qualified to serve as a director due to his experience spanning all phases of starting and building a business, from inception into a successful, vertically integrated, publicly-traded pharmaceutical drug and medical device company, which included leading successful clinical development programs that resulted in four FDA approved drugs and multiple license partner agreements.

The principal business address of Mr. Kellner is 790 North Water Street, Suite 2175, Milwaukee, WI 53202. The principal business address of Mr. Deutsch is 7 Old Wagon Lane, Old Westbury NY 11568. The principal business address of Mr. Chioini is 1530 Forest Bay Ct., Wixom, MI 48393.

The Kellner Group believes that each its nominees presently is, and if elected as a director of the Company, would qualify as, an “independent director” within the meaning of (i) applicable NYSE American listing standards applicable to board composition (and applicable committees thereof) and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Kellner Group acknowledges that no director of an NYSE American listed company qualifies as “independent” unless the Board affirmatively determines that such director is independent under such standards. Accordingly, the Kellner Group acknowledges that if any of its nominees is elected, the determination of the nominee’s independence ultimately rests with the judgment and discretion of the Board.

Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the Kellner Group and any other person or persons pursuant to which the nomination of the Kellner Group Nominees described herein is to be made. The Kellner Group Nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected. Except as set forth in this Proxy Statement (including with respect to the Jorgl Delaware Action, the Kellner Delaware Action and the Florida Section 13(d) Action), none of the Kellner Group Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings. See “Background to the Solicitation” and “Information About the Participants.” With respect to each of the Kellner Group Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

We do not expect that any of the Kellner Group Nominees will be unable to stand for election, but, in the event any of them is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the Kellner Group Nominees, or if the card is signed and returned but no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Kellner Group Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the Kellner Group Nominees, or if the card is signed and returned no direction is indicated, will be voted for such substitute nominee(s).

WE URGE YOU TO VOTE ONLY “FOR” THE ELECTION OF MR. KELLNER, MR. DEUTSCH AND MR. CHIOINI ON THE ENCLOSED GOLD PROXY CARD AND NOT MARK ANY BOX FOR ANY OF THE INCUMBENT NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Board is submitting the selection of BDO USA, P.A. as the Company’s independent registered public accounting firm for Fiscal 2023 to the stockholders for their ratification. Additional information regarding this proposal is contained in the Company’s proxy statement.

As disclosed in the Company’s proxy statement, the failure by the stockholders to ratify the selection of the independent registered public accounting firm made by the audit committee will cause the audit committee to consider any information submitted by the stockholders in determining whether to retain BDO USA, P.A. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL BUT MR. KELLNER AND MR. DEUTSCH INTEND TO VOTE THEIR SHARES “FOR” THIS PROPOSAL.

PROPOSAL 3

ADVISORY (NON-BINDING) APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As disclosed in the Company’s proxy statement, under Section 14A of the Exchange Act and the rules thereunder, the Company’s stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the named executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the approval of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

According to the Company’s proxy statement, as an advisory vote, this proposal is not binding upon the Company or the Board. However, the Compensation Committee of the Board, which is responsible for designing and overseeing the administration of the Company’s executive compensation program, will review the results of the votes and will take them into account in making a determination concerning executive compensation.

WE RECOMMEND VOTING “AGAINST” THIS PROPOSAL AND MR. KELLNER AND MR. DEUTSCH INTEND TO VOTE THEIR SHARES “AGAINST” THIS PROPOSAL.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As disclosed in the Company’s proxy statement, in addition to the advisory approval of the Company executive compensation program as described in Proposal 3, as required every six years under Section 14A of the Exchange Act and the rules thereunder, the Company is also seeking a non-binding determination from stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the Company’s executive compensation program. The Company is providing stockholders the option of selecting a frequency of three, two or one years, or abstaining.

According to the Company’s proxy statement, the advisory vote is non-binding, but the Company’s Compensation Committee will consider the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

WE RECOMMEND VOTING FOR EVERY “ONE YEAR” ON THIS PROPOSAL AND MR. KELLNER AND MR. DEUTSCH INTEND TO VOTE THEIR SHARES FOR EVERY “ONE YEAR”.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted “FOR” the election of each of Mr. Kellner, Mr. Deutsch and Mr. Chioini, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, “AGAINST” the advisory resolution to approve executive compensation, as described herein, and for an advisory vote on approving executive compensation every “ONE” year. To the extent we are unsuccessful in the Kellner Delaware Action, we do not expect be able to present our nominees to be considered for election to the Board and any proxies granted to us will not be voted.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect Mr. Kellner, Mr. Deutsch and Mr. Chioini. We ask that you cast your votes only FOR each of Mr. Kellner, Mr. Deutsch and Mr. Chioini on the GOLD proxy card and disregard the WHITE proxy card provided by AIM. Under rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names the Incumbent Nominees. We ask that you only cast your votes only FOR Mr. Kellner, Mr. Deutsch and Mr. Chioini. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, the Kellner Group Nominees will constitute a majority on the Board and will potentially be able to implement any actions that they may believe are necessary to unlock stockholder value.

Virtual Meeting

As discussed in the Company’s proxy statement, the Company will have a virtual format for the Annual Meeting via live webcast at www.cesonlineservices.com/aim23_vm. No in person meeting will be held. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/aim23_vm by 11:00 a.m., Eastern Time on November 30, 2023. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives, and guests of the Company. Access to the Annual Meeting may be granted to others at the discretion of the Company and the chair of the Annual Meeting.

If you intend to Attend Meeting virtually, please have your voting instruction form, proxy card or other communication containing your control number available and follow the instructions to complete your registration request. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting.

Stockholders may log into the meeting platform beginning at 10:30 a.m., Eastern Time, on December 1, 2023. If you are a beneficial holder, you must obtain a “legal proxy” from your broker, bank or other nominee in order to vote at the Annual Meeting.

If you plan to virtually attend to the Annual Meeting, we recommend you consult the Company’s proxy statement in advance for additional information about admission requirements and process.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided, or if your shares are held at a broker, bank or other other nominee, vote via the Internet or by telephone as instructed on the GOLD voting instruction form. Additional information and our proxy materials can also be found at https://www.okapivote.com/AIM.

If you have any difficulty following the voting process, please call Okapi Partners at (844) 343-2623 or email info@okapipartners.com.

Quorum; Broker Non-Votes; Discretionary Voting

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting under the Company’s Bylaws and Delaware law. The required quorum for the transaction of business at the Annual Meeting is 40% of the shares of Common Stock entitled to vote at the Annual Meeting, or by proxy.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. Because of the contested nature of this year’s solicitation, we believe that all of the proposals on the agenda, including the ratification of the appointment of BDO USA, P.A., will be considered non-routine matters as to each holder that receives this Proxy Statement and our GOLD voting form and, accordingly, there would be no broker discretionary voting or broker non-votes with respect to your shares if you receive this Proxy Statement and our GOLD voting form. Since your broker will not have discretion to vote your shares on any proposal presented at the Annual Meeting, you must provide specific instructions to your broker as to how your shares are to be voted. However, if we are unsuccessful in the Kellner Delaware Action, the ratification of the appointment of BDO USA, P.A., may be considered a routine matter for all holders, allowing broker discretionary voting on that proposal, which could lead to broker non-votes on the other proposals. Any such broker non-votes would not have any outcome on those proposals.

If your shares are held in street name, your broker, bank or nominee has enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the GOLD voting instruction form in order to ensure that your shares are represented and voted at the meeting.

Votes Required For Approval

Election of Directors – Directors will be elected by a plurality of the votes cast by holders of shares represented by proxy or present at the Annual Meeting and entitled to vote on the election of directors. Therefore, the four nominees for director who receive the most votes cast by the shares represented by proxy or present at the Annual Meeting and entitled to vote in the election will be elected at the Annual Meeting. Abstentions and withhold votes will have no effect on the outcome of Proposal 1. Broker discretionary voting is not permitted on Proposal 1, and broker non-votes, if any, will have no effect on the outcome of Proposal 1. We urge you to cast your votes only FOR each of Mr. Kellner, Mr. Deutsch and Mr. Chioini on the GOLD proxy card only.

Ratification of Appointment of Accountants – The affirmative vote of the holders of a majority in voting power of the shares of the Company’s common stock, represented by proxy or present at the Annual Meeting and entitled to vote on the matter, is required to ratify, on a non-binding advisory basis, the selection of BDO USA, P.A. (Proposal 2). If the stockholders do not ratify the appointment, the audit committee will consider the results and any information submitted by the stockholders in determining whether to retain BDO USA, P.A. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2023. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders. An abstention will have the same effect as a vote “against” Proposal 2. Broker non-votes, if any, will have no effect on the outcome of Proposal 2.

Advisory Vote to Approve Executive Compensation – The affirmative vote of the holders of a majority in voting power of the shares of the Company’s common stock, represented by proxy or present at the Annual Meeting and entitled to vote on the matter, is required to approve, on a non-binding advisory basis, the executive compensation of our named executive officers (Proposal 3). Although the advisory vote on Proposal 3 is non-binding—as provided by law—according to the Company’s proxy statement, the compensation committee will review the results of the vote and take them into account in making a determination concerning executive compensation. An abstention will have the same effect as a vote “against” Proposal 3. Broker non-votes, if any, will have no effect on the outcome of Proposal 3. Broker discretionary voting is not permitted on Proposal 3.

Advisory Vote to Recommend Frequency of Advisory Vote on Executive Compensation –The voting frequency option that receives the highest number of votes cast by stockholders at the Annual Meeting will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although the advisory vote on Proposal 4 is non-binding, according to the Company’s proxy statement, the compensation committee will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. Abstentions will have no effect on the outcome of Proposal 4. Broker non-votes, if any, will have no effect on the outcome of Proposal 4. Broker discretionary voting is not permitted on Proposal 4.

If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be only voted “FOR” the election of each of Mr. Kellner, Mr. Deutsch and Mr. Chioini, “FOR” the ratification of BDO USA, P.A. as the Company’s independent registered public accounting firm for the 2023 fiscal year, “AGAINST” the advisory vote on executive compensation and for an advisory vote on approving executive compensation every “ONE” year, and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters that may be voted upon at the Annual Meeting. To the extent we are unsuccessful in the Kellner Delaware Action, we do not expect to be able to present our nominees to be considered for election to the Board and any proxies granted to us will not be voted.

Revocation of Proxies

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Kellner Group in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 2117 SW Highway 484, Ocala, Florida 34473 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to us in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received. Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Kellner Group Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF MR. KELLNER, MR. DEUTSCH AND MR. CHIOINI TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Kellner Group and we intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

We have entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $105,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Okapi Partners will employ approximately 35 persons to solicit stockholders for the Annual Meeting.

Costs of this solicitation of proxies are currently estimated to be approximately $3.5 million (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation, and including the expense associated with the Kellner Delaware Action). We estimate that through the date hereof our expenses in furtherance of, or in connection with, the solicitation are approximately $2.8 million. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any solicitation.

The costs of this solicitation will be shared among the Kellner Group as provided in the Group Agreement as follows: (i) each of the parties will bear an equal responsibility for the first $250,000 of expenses incurred; (ii) for up to the next $1.3 million of expenses incurred, if applicable, Mr. Kellner will be responsible for up to $1.0 million, Mr. Deutsch will be responsible for up to $200,000 and Mr. Chioini will be responsible for up to $100,000, with each responsible for their proportionate share of such expenses as incurred and paid; (iii) for up to the next $200,000 of expenses incurred, if applicable, Mr. Kellner will be responsible; (iv) for up to the next $300,000 of expenses incurred, if applicable, Mr. Deutsch will be responsible for up to $200,000 and Mr. Chioini will be responsible for up $100,000, with each responsible for their proportionate share of such expenses as incurred and paid (provided that Mr. Chioini may request that Mr. Deutsch pay up to $50,000 of such expenses on his behalf, in which case Mr. Chioini will pay Mr. Deutsch such amount if and when his expenses at least up to such amount are reimbursed by the Company (which amount would be in addition to the direct reimbursement to Mr. Deutsch for such expenses paid on Mr. Chioini’s behalf)); and (v) for all amounts in excess of the foregoing, Mr. Kellner will be responsible.

We intend to seek reimbursement from the Company of all expenses we incur in connection with this solicitation (including, for the avoidance of doubt, related litigation expenses), and do not intend to submit the question of such reimbursement to a vote of security holders of the Company. In addition, the Group Agreement provides that the parties agreed that they intend to seek reimbursement from the Company for expenses incurred by the ASFV Committee and related participants in connection with their nominations and solicitation (including related litigation costs) for the 2022 Annual Meeting, and we also do not intend to submit the question of this reimbursement to a vote of the security holders of the Company. The Group Agreement also provides, however, that nothing therein will limit or interfere with any member of the Kellner Group’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law. As such, any decision, as a director, to approve reimbursement would be made only to the extent consistent with applicable fiduciary duties.

INFORMATION ABOUT THE PARTICIPANTS

The participants in the solicitation being made pursuant to this Proxy Statement are Mr. Kellner, Mr. Deutsch and Mr. Chioini. See the section entitled “Proposal 1 – Election of Directors” for certain information regarding each of us.

As of the date hereof, Mr. Kellner is the beneficial owner of 1,443,000 shares of Common Stock (1,000 of which he is the record owner of) and Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock. Mr. Chioini does not beneficially own any shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,159,100 shares of Common Stock, or approximately 6.5% of outstanding shares based on 48,797,564 shares of the Record Date.

Certain of Mr. Kellner’s family members are or may be deemed the beneficial owners of an aggregate of 479,000 additional shares of Common Stock. These shares of Common Stock are generally held in trusts or a family foundation over which Mr. Kellner’s wife, brother and/or adult children and in-laws have voting and dispositive power. Of these 479,000 additional shares of Common Stock, 210,000 of which can be considered to be beneficially owned by “associates” of Mr. Kellner because they are held by a family foundation (the Kelben Foundation) of which Mr. Kellner’s spouse, Mary Kellner, is manager and a trust of which Ms. Kellner is trustee. The Kelben Foundation and Ms. Kellner share the same business address as Mr. Kellner. Although Mr. Kellner could be deemed to beneficially own these additional shares of Common Stock, Mr. Kellner disclaims beneficial ownership of these additional shares of Common Stock.

Mr. Deutsch’s parents are the beneficial owners of an aggregate of 60,000 additional shares of Common Stock. Mr. Deutsch disclaims beneficial ownership of these additional shares of Common Stock.

Schedule I hereto set forth all purchases and sales effected during the past two years by any participant with respect to securities of the Company.

Each member of the Kellner Group is party to the Group Agreement. In addition, in the past year, Mr. Chioini has been party to the 2022 Group Agreement and remains subject to certain obligations thereunder with respect to the payment of expenses. Refer to “Background of the Solicitation” for additional information. As described above, pursuant to the Group Agreement, the members of the Kellner Group agreed that they intend to seek reimbursement from the Company for their expenses, as well as expenses incurred by the ASFV Committee and related participants in connection with their nominations and solicitation (including related litigation costs) for the Company’s 2022 Annual Meeting. Because Mr. Chioini is jointly responsible for these expenses under the 2022 Group Agreement, this gives him an additional interest in the outcome of the election of directors at the Annual Meeting. To date, approximately $2.0 million in aggregate expenses under the activities covered by the 2022 Group Agreement have been incurred, of which approximately $0.35 million have been paid to date, with the remainder outstanding. A significant majority of the expenses actually paid to date have been paid by Mr. Chioini. In addition, expenses continue to accrue in the Jorgl Delaware Action and the Florida Section 13(d) Action and AIM has filed a motion for fee shifting in the Jorgl Delaware Action (and Mr. Jorgl also filed a motion against AIM for more limited fee shifting). The outcome of these proceedings, and the additional costs that may be incurred in litigating them, could result in additional expense for which Mr. Chioini is jointly responsible.

The Kellner Group Nominees are parties adverse to the Company, or have a material interest adverse to the Company, in the Kellner Delaware Action and the Florida Section 13(d) Action. Mr. Chioini also has a material interest adverse to the Company in the Jorgl Delaware Action, each as described above and in the section titled “Background to the Solicitation.”

Except as set forth in this Proxy Statement, (i) during the past ten years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (iii) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iv) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (v) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (vi) no participant in this solicitation or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (vii) no participant in this solicitation or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (viii) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (ix) no participant in this solicitation holds any positions or offices with the Company; (x) no participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xi) no companies or organizations, with which any of the participants in this solicitation has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; and (xii) no participant in this solicitation or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceedings. See “Background to the Solicitation” above.

OTHER MATTERS AND ADDITIONAL INFORMATION

We are unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which we are not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Stockholder Proposals under Rule 14a-8

Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy materials and for presentation at the Company’s 2024 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the Company’s proxy materials, Rule 14a-8 stockholder proposals must be received by the Company’s Corporate Secretary at the Company’s principal executive office (located at 2117 SW Highway 484, Ocala, Florida 34473) no later than 120 calendar days before the anniversary of the date the Company’s definitive proxy statement for the Annual Meeting is released to stockholders. We expect that the Company’s definitive proxy statement will include this date.

Stockholder Nominations for Director Candidates and other Stockholder Proposals

Any stockholder of record of the Company who desires to nominate one or more director candidates at the 2024 Annual Meeting or submit a proposal of business (other than shareholder proposals in accordance with Rule 14a-8) for action at the 2024 Annual Meeting must deliver written notice of an intent to make such director nomination and/or make such proposal of business to the Company’s Corporate Secretary at c/o Corporate Secretary, AIM ImmunoTech Inc., 2117 SW Highway 484, Ocala, Florida 34473 no earlier than August 2, 2024 and no later than September 2, 2024. However, if the date of the 2024 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered to the Company’s Secretary no later than the close of business of the 10th day following the day on which such notice of the date of the 2024 Annual Meeting was mailed or public disclosure of the date of the 2024 Annual Meeting was made, whichever occurs first. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the Bylaws.

In addition to satisfying the requirements under the Bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of stockholder nominations for director candidates.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2024 Annual Meeting is based on information contained in the Company’s proxy statement for the Annual Meeting. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Kellner Group that such procedures are legal, valid or binding.

HOUSEHOLDING

Some record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. The Kellner Group will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Okapi Partners, at the following address or phone number: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036 or call toll free at (844) 343-2623. If you want to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the Company, or you may contact our proxy solicitor at the above address and phone number.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement (including Schedule II attached hereto) has been taken from, or is based upon, publicly available information. The SEC maintains a website that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are made available, free of charge, at sec.gov.

Ted D. Kellner
Todd Deutsch
Robert L. Chioini

November 1, 2023

SCHEDULE I

PURCHASES AND SALES OF COMPANY SECURITIES IN PAST TWO YEARS

1.	Ted D. Kellner:

Date of Transaction	Action	Shares
12/15/2021	Buy	27,128
12/16/2021	Buy	22,872
12/31/2021	Buy	100,000
10/21/2022	Buy	70,883
10/24/2022	Buy	19,580
10/25/2022	Buy	55,308
10/26/2022	Buy	11,821
10/27/2022	Buy	42,408

2.	Todd Deutsch

Date of Transaction	Action	Shares
01/03/2022	Buy	1,000
01/19/2022	Buy	10,000
01/20/2022	Buy	371
02/10/2022	Sell	100
03/09/2022	Buy	600
03/16/2022	Buy	1,600
03/16/2022	Buy	10,000	*
03/16/2022	Sell	100
03/21/2022	Sell	500
03/24/2022	Buy	500
03/24/2022	Sell	300
04/11/2022	Buy	3,978
04/11/2022	Sell	3,078
04/12/2022	Buy	60,000
04/12/2022	Sell	46,600
04/13/2022	Buy	3,358
04/13/2023	Sell	300
04/14/2022	Buy	342
04/28/2022	Sell	200
05/05/2022	Sell	300
05/06/2022	Sell	799
05/09/2022	Sell	1,800
05/10/2022	Sell	700
05/11/2022	Sell	3,406
05/19/2022	Sell	295
06/09/2022	Sell	400
09/07/2022	Sell	600
09/12/2022	Buy	558
11/01/2022	Sell	3,558
12/30/2022	Buy	19,066
01/09/2023	Sell	300
01/11/2023	Sell	1,200
01/12/2023	Sell	3,843

Date of Transaction	Action	Shares
01/17/2023	Sell	1,957
04/13/2023	Sell	300
04/14/2023	Sell	200
04/17/2023	Sell	500
04/18/2023	Sell	406
04/19/2023	Sell	594
04/20/2023	Sell	1,000
06/26/2023	Buy	400
06/30/2023	Buy	100
06/30/2023	Sell	1,000
07/19/2023	Sell	4,437
07/20/2023	Sell	2,000
07/21/2023	Sell	100
07/25/2023	Sell	100
07/26/2023	Sell	4,800

*	Reflects shares purchased and held by Mr. Deutsch’s father. Mr. Deutsch disclaims beneficial ownership of these shares.

SCHEDULE II

The following table is based on the Company’s preliminary proxy statement filed with the Securities and Exchange Commission on October 24, 2023.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of the Record Date, October 2, 2023, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding Common Stock;

•	Each of our directors and NEOs; and

•	All of our officers and directors as a group.

•	The total number of shares of common stock as of the Record Date, October 2, 2023, was 48,797,564.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
The Kellner Group (collectively, Messrs. Todd Deutsch and Ted. D. Kellner)	3,159,100	(1)	6.5%
Thomas K. Equels, Executive Vice Chairman, Chief Executive Officer, President*	**	(2)	**	%
Peter W. Rodino III, Chief Operating Officer, General Counsel, Secretary*	**	(3)	*
William M. Mitchell, M.D., Chairman of the Board of Directors*	**	(4)	*
Stewart L. Appelrouth, Director*	**	(5)	*
Nancy K. Bryan, Director	**		*
Robert Dickey IV, Chief Financial Officer*	**	(6)	*
Ellen Lintal, Former Chief Financial Officer	**	(7)	*
All directors and executive officers as a group (6 persons)	**		**	%

*	Less than 1%
**	Represents information we expect to be included in the Company’s definitive proxy statement.
(1)

Represents shares of common stock beneficially owned as of August 28, 2023, based on a Schedule 13D/A filed on August 28, 2023, by Messrs. Deutsch and Kellner. Messrs. Deutsch and Kellner list their address as c/o Baker & Hostetler LLP, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, Attn: John J. Harrington. Represents 1,716,100 shares beneficially owned by Mr. Deutsch and 1,443,000 shares beneficially owned by Mr. Kellner.

(2)

For Mr. Equels, shares beneficially owned include ** shares issuable upon exercise of options and excludes ** shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(3)

For Mr. Rodino, shares beneficially owned include ** shares issuable upon exercise of options and excludes ** shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(4)

For Dr. Mitchell, shares beneficially owned include ** shares issuable upon exercise of options and excludes ** shares issuable upon exercise of options not vested or not exercisable within the next 60 days. Also includes ** shares of common stock owned by his spouse and ** shares owned by family trusts.

(5)

For Mr. Appelrouth, shares beneficially owned include ** shares issuable upon exercise of options and excludes ** shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(6)	For Mr. Dickey IV, shares beneficially owned include ** shares issuable upon exercise of options.
(7)	For Ms. Lintal, share beneficially owned include ** shares issuable upon exercise of options. Ms. Lintal stepped down as the Company’s Chief Financial Officer on April 4, 2022.

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give the Kellner Group your proxy FOR the election of the Kellner Group Nominees and in accordance with the Kellner Group’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed GOLD proxy card;

•	DATING the enclosed GOLD proxy card; and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

You may vote your shares at the Annual Meeting, however, even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will still be counted if you later decide not to attend the Annual Meeting. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2623

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

GOLD PROXY CARD

AIM IMMUNOTECH INC.

2023 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE KELLNER GROUP IN ITS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF AIM IMMUNOTECH INC.

IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints Ted D. Kellner, John Harrington, and Charles Garske, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of AIM ImmunoTech Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2023 Annual Meeting of Stockholders of the Company scheduled to be held on December 1, 2023 at 11:00 a.m., Eastern Time, in a virtual meeting format, via live webcast (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Mr. Kellner, Mr. Deutsch and Mr. Chioini (the “Kellner Group”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE ONLY VOTED “FOR” TED D KELLNER, TODD DEUTSCH AND ROBERT L. CHIOINI ON PROPOSAL 1, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND FOR EVERY “ONE” YEAR ON PROPOSAL 4.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Kellner Group’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

☒ Please mark vote as in this example

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS, THIS PROXY WILL BE ONLY VOTED “FOR” TED D. KELLNER, TODD DEUTSCH AND ROBERT L. CHIOINI IN PROPOSAL 1, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND FOR EVERY “ONE” YEAR ON PROPOSAL 4. IF LESS THAN FOUR “FOR” VOTES ARE INDICATED IN PROPOSAL 1, THIS PROXY WILL BE VOTED ONLY FOR THOSE NOMINEES INDICATED.

THE KELLNER GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ONLY TED D. KELLNER, TODD DEUTSCH AND ROBERT L. CHIOINI IN PROPOSAL 1, MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2, RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSAL 3 AND RECOMMENDS THAT STOCKHOLDERS VOTE EVERY “ONE” YEAR ON PROPOSAL 4.

1.

Proposal to Elect Directors. Vote “FOR” only up to four nominees in total. You may vote “FOR” less than four nominees, but if you vote “FOR” more than four nominees, your votes on Proposal 1 will be considered invalid and will not be counted.

	FOR	WITHHOLD
The Kellner Group
Nominees:

1a. Robert L. Chioini	☐	☐

1b. Todd Deutsch	☐	☐

1c. Ted D. Kellner	☐	☐

The Incumbent Nominees:

1d. Stewart L. Appelrouth	☐	☐

1e. Nancy K. Bryan	☐	☐

1f. Thomas K. Equels	☐	☐

1g. William M. Mitchell	☐	☐

The Kellner Group does not expect that any of its nominees will be unable to stand for election, but, in the event any of its nominees are unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card and marked to vote “FOR” the Kellner Group nominee, or if the card is signed and returned and no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, the Kellner Group has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of Common Stock represented by this proxy card and marked to vote “FOR” the Kellner Group nominee, or if the card is signed and returned and no direction is indicated, will be voted for such substitute nominee(s). To the extent we are unsuccessful in the Kellner Delaware Action, we do not expect to be able to present our nominees to be considered for election to the Board and any proxies granted to us will not be voted. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications and other information concerning the Incumbent Nominees.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

2.	The Company’s proposal to ratify the selection of BDO USA, P.A. as the Company’s independent registered public accounting firm for the 2023 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Company’s proposal to approve, on an advisory basis, the Company’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	The Company’s proposal to recommend, by non-binding vote, the frequency of executive compensation votes.

☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ ABSTAIN

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:

Signature:

Signature (if held jointly):

Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares of Common Stock are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.